American Mutual Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

April 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$189,519
Class B	$2,456
Class C	$7,356
Class F1	$10,669
Class F2	$10,790
Total	$220,790
Class 529-A	$5,210
Class 529-B	$209
Class 529-C	$991
Class 529-E	$253
Class 529-F1	$347
Class R-1	$361
Class R-2	$1,675
Class R-3	$5,214
Class R-4	$4,120
Class R-5	$4,105
Class R-6	$16,740
Total	$39,225

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3520
Class B	$0.2485
Class C	$0.2490
Class F1	$0.3480
Class F2	$0.3810
Class 529-A	$0.3410
Class 529-B	$0.2302
Class 529-C	$0.2388
Class 529-E	$0.3071
Class 529-F1	$0.3682
Class R-1	$0.2503
Class R-2	$0.2484
Class R-3	$0.3093
Class R-4	$0.3476
Class R-5	$0.3853
Class R-6	$0.3914

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	548,651
Class B	8,799
Class C	30,223
Class F1	33,157
Class F2	34,981
Total	655,811
Class 529-A	16,073
Class 529-B	843
Class 529-C	4,365
Class 529-E	877
Class 529-F1	1,029
Class R-1	1,579
Class R-2	6,910
Class R-3	17,878
Class R-4	15,026
Class R-5	11,686
Class R-6	45,185
Total	121,451

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.76
Class B	$27.54
Class C	$27.46
Class F1	$27.67
Class F2	$27.75
Class 529-A	$27.71
Class 529-B	$27.61
Class 529-C	$27.59
Class 529-E	$27.62
Class 529-F1	$27.74
Class R-1	$27.54
Class R-2	$27.52
Class R-3	$27.59
Class R-4	$27.69
Class R-5	$27.76
Class R-6	$27.76